Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ExlService Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c); 457(h)	800,000	$136.17	$108,936,000.00	$92.70 per $1,000,000	$10,098.37
Total Offering Amounts						$108,936,000.00		$10,098.37
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$10,098.37

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) which become issuable under the ExlService Holdings, Inc. 2022 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices of the Registrant’s Common Stock reported by the NASDAQ Global Select Market on June 21, 2022.